NEWS RELEASE
                                                  FOR IMMEDIATE RELEASE
                                                  ---------------------

                                                  For further information call:

                                                  Phil Darby
                                                  Krupp Funds Group
                                                  1-800-25-KRUPP


                        KRF3 ACQUISITION COMPANY, L.L.C.
                             COMPLETES TENDER OFFER
                   FOR UNITS OF KRUPP REALTY FUND, LTD. - III


         Boston, MA - June 23, 1999 - KRF3 Acquisition Company, L.L.C. (the "Purchaser") announced today that it has completed its tender offer for all of the issued and outstanding investor limited partnership interests (the "Units") of Krupp Realty Fund, Ltd. - III at a price of $550.00 per Unit, net to the seller in cash less partnership distributions made after May 14, 1999.

         The Offer expired as scheduled at 12:00 midnight, New York City time, on Friday, June 18, 1999. The Purchaser reported that, based on information provided by the Depository for the Offer, approximately 10,380 Units had been tendered and not withdrawn as of the expiration of the offer. Such shares represent approximately 41.52% of all of the issued and outstanding Units. All Units The Purchaser intends to pay promptly for the Units validly tendered and accepted for payment pursuant to the tender offer.